Registration Statement No. -333-___

As filed with the Securities and Exchange Commission on September __, 2010
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
APPLIED NANOTECH HOLDINGS, INC.
(Exact Name of Registrant as specified in its charter)

8731
(Primary Standard Industrial Classification Code)
State of Texas
(State or Other Jurisdiction
of Incorporation or Organization)

Applied Nanotech Holdings, Inc.
3006 Longhorn Boulevard, Suite 107
Austin, Texas  78758
(512) 339-5020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

76-0273345
(I.R.S. Employer
Identification Number)

Douglas P. Baker
Chief Executive Officer
Applied Nanotech Holdings, Inc.
3006 Longhorn Boulevard
Austin, Texas  78758
(248) 391-0612
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Donald T. Locke
5400 Trinity Road, Suite 208
Raleigh, North Carolina 27607
(919) 264 - 4081

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement has been declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐:

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐:

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐:

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $.001 per share	1,000,000
Common stock underlying convertible notes	8,996,000
Total	9,996,000	$0.28	$2,798,880	$199.56 (1)
(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices per share of common stock as reported by the OTC Bulletin Board on September 13, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Applied Nanotech Holdings, Inc.

1,000,000 Shares of Common Stock
 (par value $.001 per share)

8,996,000 Shares of Common Stock
Underlying Convertible Notes

The shareholders of Applied Nanotech Holdings, Inc. identified on page 16 may offer and sell the shares covered by this prospectus from time to time.  All shares that are sold pursuant to this prospectus will be sold by the selling shareholders. The Company will not sell any shares pursuant to this prospectus. The shares offered for sale are presently issued and outstanding, or will be issued and outstanding upon the conversion of the convertible notes.

This offering is not being underwritten.  The selling shareholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares.

Applied Nanotech Holdings, Inc. will pay substantially all of the expenses of the registration of the sale of the shares.  Applied Nanotech Holdings, Inc. has agreed to indemnify certain of the selling shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933.  See “Plan of Distribution and Selling Shareholders.”

See “Risk Factors” beginning on page 5 for a discussion of certain risk factors that you should consider.  You should read the entire prospectus before making an investment decision.

Applied Nanotech Holdings, Inc.’s common stock is traded and quoted on the OTC Bulletin Board under the symbol “APNT”.  On September 13, 2010, the closing price of the common stock as reported on the OTC Bulletin Board was $0.29 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_______________

The date of this Prospectus is September __, 2010.

PROSPECTUS SUMMARY

The following summary highlights all of the material information from this document. You should read carefully this entire document and the documents to which we have referred you.  Unless the context otherwise requires, the term “Applied Nanotech” refers to Applied Nanotech Holdings, Inc. and its subsidiaries.

Applied Nanotech Holdings, Inc.

The executive offices of Applied Nanotech Holdings, Inc. are located at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758, and its telephone number is (512) 339-5020.

The Offering

This prospectus relates to 9,996,000 shares of common stock, par value $.001 per share, of Applied Nanotech Holdings, Inc., a Texas corporation, which may be offered for sale by certain shareholders of the Company from time to time.  The shares offered for sale:

●	are presently issued and outstanding, or

●	underlie certain existing debt which is convertible to shares of our common stock.

As of September 13, 2010, the Company had a total of 108,843,990 common shares outstanding.

The following securities are covered by this Prospectus:

Security Designation	Shares covered by Prospectus

Common stock	1,000,000
Common stock underlying convertible debt	8,996,000

Plan of Distribution

This offering is not being underwritten.  The selling shareholders directly, through agents designated by them from time to time or through dealers or underwriters also to be designated, may sell the shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchange on which the shares may be listed in the future pursuant to and in accordance with the applicable rules of such exchange or otherwise.  The selling price of the shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  To the extent required, the specific shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.  See “Plan of Distribution and Selling Shareholders.”

We will not receive any proceeds from the sale of the shares by the selling shareholders. We have agreed to pay all of the expenses of the registration of the shares.  The selling shareholders must pay any commissions and discounts of underwriters, dealers or agents. We have agreed to indemnify certain of the selling shareholders against certain civil liabilities under the Securities Act.  See “Plan of Distribution and Selling Shareholders.”

Selling Shareholders as Underwriters

The selling shareholders and any broker-dealers, agents or underwriters that participate with the selling shareholders in the distribution of any of the shares may be deemed to be “Underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  See “Plan of Distribution and Selling Shareholders.” No selling shareholders are broker-dealers or affiliates of broker-dealers.

Risk Factors

See “Risk Factors” beginning on page 5 of this prospectus for a discussion of certain factors related to the Company and the common stock offered in this prospectus.

RISK FACTORS

The common stock being offered hereby involves a high degree of risk.  You should carefully consider the following risk factors in addition to other information contained in this prospectus in deciding whether to invest in our shares of common stock.

Our success is dependent on our principal technologies

Our technology platforms, which include nano-materials, nano-electronics, sensors, electron emission activities, and nano-ecology, are emerging technologies. Our financial condition and prospects are dependent upon licensing our intellectual property to others and introduction of the technology into the marketplace. Additional R&D needs to be conducted on some of our technologies before others can produce products using this technology. Market acceptance of products using our technology will be dependent upon acceptance within the industries of those products of the quality, reliability, performance, efficiency, and breadth of application and cost-effectiveness of the products. There can be no assurances that these products will be able to gain commercial market acceptance.

Products using our technology may not be accepted by the market

Since our inception, we have focused our product development and R&D efforts on technologies that we believe will be a significant advancement over currently available technologies. With any new technology, there is a risk that the market may not appreciate the benefits or recognize the potential applications of the technology. Market acceptance of products using our technology will depend, in part, on the ability of our licensees to convince potential customers of the advantages of such products as compared to competitive products. It will also depend upon our ability to train manufacturers and others to use our products.

We may not be able to provide system integration

In order to prove that our technologies work and will produce a complete product, we may be required to integrate a number of highly technical and complicated subsystems into a fully integrated prototype. There is no assurance that we will be able to successfully complete the development work on some of our proposed products or that there will ultimately be any market for those products.

Many products that may be developed using our technology will need to be integrated into end-user products by manufacturers of those products. Although we intend to develop products to be integrated into existing manufacturing capabilities, manufacturers may be required to make modifications to, or expand their manufacturing capabilities. Manufacturers may elect not to integrate products using our technology into their end-user products, or they may not devote adequate resources to modifying their manufacturing capabilities so that our technologies can be successfully incorporated into their end-user products. The complexity of integration may delay the introduction of products using our technology.

We have limited manufacturing capacity and experience

We have no established commercial manufacturing facilities, and we have no intention of establishing a manufacturing facility on our own. We are focusing our efforts on licensing our intellectual property to others for use in their manufacturing processes. To the extent that any of the products that we develop require manufacturing facilities, we intend to either contract with a qualified manufacturer, or enter into a joint venture or other similar arrangement.

We have limited resources and our focus on particular products may result in our failure to capitalize on other opportunities

We have limited resources available to successfully develop and commercialize our technology. As of September 13, 2010, we had approximately 30 full-time and part-time employees. There is a wide array of potential applications for our technology and our limited resources require us to focus on specific product areas, while ignoring others. We focus our efforts on those projects for which we can obtain external funding since the availability of funding provides an external verification of the probability of commercial success of resulting products.

Our development partners have certain rights to jointly developed property and to license our technology

We have committed to license our technology to our development partners upon completion of certain development projects that are in process. The terms of all such licenses have not yet been finalized. Our development partners usually also have rights to any jointly developed property; however, any such jointly developed property would likely be based, at least in part, on our underlying technology which would require our partners to enter into a license agreement with us. See also “Our technology development is in its early stages and the outcome is uncertain” above for further discussion.

Our technology development is in its early stages and the outcome is uncertain

Some of our applications of nanotechnologies, and certain products that use these technologies, will require significant additional development, engineering, testing and investment prior to commercialization. We are exploring the use of our technology in several different types of products. We have developed proof of concepts of potential products based on our technologies. In some cases, we are developing products jointly with others based on our technology. Upon successful completion of the development process, our development partners will likely be required to license our technology to produce and sell the products. Our development partners retain all rights to any intellectual property that they develop in the process.

If any of the potential products that are being developed using our technologies are successfully developed, it may not be possible for potential licensees to produce these products in significant quantities at a price that is competitive with other similar products. At the present time, the only significant revenue that we receive related to our technology is related to reimbursed research expenditures and development fees. These revenues are identified in our quarterly filings on Form 10-Q and our annual filings on Form 10-K as revenues of our Applied Nanotech, Inc. subsidiary in the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections. We anticipate receiving up-front license fees and royalties in 2010.

The health effects of nanotechnology are unknown

There is no scientific agreement on the health effects of nanomaterials, but some scientists believe that in some cases, nanomaterials may be hazardous to an individual’s health or the environment. The science of nanotechnology is based on arranging atoms in such a way as to modify or build materials not made in nature; therefore, the effects are unknown. The Company takes appropriate precautions for its employees working with carbon nanotubes and believes that any health risks related to carbon nanotubes used in potential products can be minimized. Future research into the effects of nanomaterials in general, and carbon nanotubes in particular, on health and environmental issues may have an adverse effect on products using our technology.

We are dependent on the availability of materials and suppliers

The materials used in producing current and future products using our technology are purchased from other vendors. We anticipate that the majority of raw materials used in products to be developed by us will be readily available to manufacturers. However, there is no assurance that the current availability of these materials will continue in the future, or if available, will be procurable at favorable prices.

Rapid technological changes could render our technology obsolete and we may not remain competitive

The industries in which we compete are highly competitive and are characterized by rapid technological change. Our existing and proposed products will compete with other existing products and may compete against other developing technologies. Development by others of new or improved products, processes or technologies may reduce the size of potential markets for our products. There is no assurance that other products, processes or technologies will not render our proposed products obsolete or less competitive. Many of our competitors have greater financial, managerial, distribution, and technical resources than we do. We will be required to devote substantial financial resources and effort to further R&D. There is no assurance that we will successfully differentiate our technology from our competitors’ technology, or that we will adapt to evolving markets and technologies, develop new technologies, or achieve and maintain technological advantages.

We have no current royalty agreements producing significant revenue

Our strategy is dependent on licensing our technology to other companies and obtaining royalties based on products that these licensees develop and sell. We have no plans to manufacture and sell any products ourselves, and as such, we have no product revenues. We may enter into joint ventures or other business arrangements where we collaborate with others to sell or manufacture products. While we do have existing licenses, none of the licensees are producing products at the present time, and therefore none of the licenses are producing current revenue. Successful implementation of our strategy requires royalty bearing license agreements. We expect at least three of our licensees to introduce products into the marketplace in 2010; however, there is no guarantee that products will be introduced.

We expect to license our technology to be used in many applications. See additional discussion in the risk factor  above entitled “Our technology development is in its early stages and the outcome is uncertain”. It is our intention that all future license agreements will include a provision that requires the payment of ongoing royalties, although there is no assurance that will occur.

The loss of key personnel could adversely affect our business

Our future success will depend on our ability to continue to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel may be intense. We may not be able to attract and retain all personnel necessary for the development of our business. In addition, some of the know-how and processes developed by us reside in our key scientific and technical personnel. The loss of the services of key scientific, technical and managerial personnel could have a material adverse effect on us until we are able to replace those personnel.

We are exposed to litigation liability

We have had lawsuits that arise in the normal course of business. We have been subject to litigation in the past and have settled litigation in the past that has in rare instances resulted in material payments. We expect all current lawsuits to be resolved with no material negative impact on our financial statements, and we are unaware of any other potential significant litigation. If we were to become subject to a judgment that exceeds our ability to pay, that judgment would have a material impact on our financial condition and could affect our ability to continue in existence.

Our business is subject to changing regulation of corporate governance and public disclosure

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal and state entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities have continued to develop additional regulations and requirements in response to laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Complying with these new regulations has resulted in, and is likely to continue to result in, increased general & administrative costs and a diversion of management time and attention from revenue generating and other business activities to compliance activities.

We have a history of net losses

We have a history of net losses, although these losses have been decreasing. From our inception through December 31, 2009, we incurred net losses of approximately $111 million. We have incurred net income and losses for the last ten years as shown below:

Year Ended December 31	Net Income (Loss)

2000	($9,471,279)

2001	($6,047,698)

2002	($5,452,890)

2003	($4,017,374)

2004	($7,139,109)

2005	($5,818,816)

2006	($6,593,892)

2007	($4,256,891)

2008	($2,685,867)

2009	($2,152,605)

Although we expect to be profitable in the future, we may not be. Our profitability in 2010 is dependent upon a combination of signing of additional license agreements and obtaining additional research funding. We may, however, continue to incur additional operating losses for an extended period of time as we continue to develop our technologies. We do, however, expect the magnitude of those losses, if they continue, to decrease. We are primarily a contract research and development organization and are dependent on license agreements and research funding to achieve profitability. In order to continue development of our technology, we anticipate that substantial research and development expenditures will continue to be incurred. We have funded our operations to date primarily through the proceeds from the sale of our equity securities and debt offerings. Our auditors have included a going concern paragraph in their opinion on our financial statements, which may impact our ability to obtain financing, if additional financing is needed in 2010 beyond that which we have already arranged as of the date of this filing.

Public perception(s) of ethical and social issues may discourage the use of nanotechnology

Nanotechnology has received both positive and negative publicity and is increasingly the subject of public discussion and debate. Governments may, for social or health purposes, prohibit or regulate the use of nanotechnology. This may restrict our ability to license our technology, or the ability of our licensees to sell their products.

Changes in patent laws could have a negative impact on us

New legislation, regulations, or rules related to obtaining or enforcing patents could significantly increase our operating costs and make it more difficult to enforce or license our patents. If new legislation, regulations, or rules are implemented by either Congress, the United States Patent and Trademark Office, or the courts that impact the patent application process, the patent enforcement process, or the rights of patent holders, these changes could negatively affect our expenses and potential revenue.

Our revenues have been dependent on government contracts in the past

In many years, a significant portion of our revenues were derived from contracts with agencies of the United States government. Following is a summary of those revenues for the past ten years:

Year Ended December 31	Revenues from Government Contracts	Percentage of Total Revenue
2000	$352,341	13%

2001	$466,680	15%

2002	$254,152	18%

2003	$339,790	44%

2004	$305,721	80%

2005	$208,211	37%

2006	$583,236	52%

2007	$2,328,010	58%

2008	$2,295,887	58%

2009	$1,694,082	42%

We currently have commitments for future government funding of approximately $1.8 million. We do not intend to seek any government funding unless it directly relates to achievement of our strategic objectives.

Contracts involving the United States government are, or may be, subject to various risks including, but not limited to, the following:

●	Unilateral termination for the convenience of the government
●	Reduction or modification in the event of changes in the government’s requirements or budgetary constraints
●	Increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts
●	Potential disclosure of our confidential information to third parties
●	The failure or inability of the prime contractor to perform its prime contract in circumstances where we are a subcontractor
●	The failure of the government to exercise options provided for in the contract.
●
The right of the government to obtain a non-exclusive, royalty free, irrevocable world-wide license to technology developed under contracts funded by the government if we fail to continue to develop the technology

The right of the government to obtain a non-exclusive, royalty free, irrevocable world-wide license to technology developed under contracts  funded by the government if we fail to continue to develop the technology

We may be unable to enforce or defend our ownership and use of proprietary technology

Our ability to compete effectively with other companies will depend on our ability to maintain the proprietary nature of our technology. Although we have been awarded patents, have filed applications for patents, or have licensed technology under patents that we do not own, the degree of protection offered by these patents or the likelihood that pending patents will be issued is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may already have, or may apply for and obtain patents that will prevent, limit or interfere with our licensee’s ability to make and sell our products using our technology. Competitors or potential licensees may also intentionally infringe on our patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to us.

In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties. Although third parties have not asserted infringement claims against us, there is no assurance that third parties will not assert such claims in the future. A major law firm has reviewed our patent portfolio and agreed to handle litigation related to certain of our patents on a contingency basis.

We rely on unpatented proprietary technology

We also rely on unpatented proprietary technology, and there is no assurance that others will not independently develop the same or similar technology, or otherwise obtain access to our proprietary technology. To protect our rights in these areas, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how, or other proprietary information. While we have attempted to protect proprietary technology that we develop or acquire and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend upon further innovation and technological expertise.

Our business is subject to economic uncertainties

A portion of our research revenues come from private sources, primarily large multinational corporations. In addition, our strategy is dependent upon the receipt of royalties related to the introduction of new products by these and other companies. During times of extreme economic uncertainty, some companies may cut back on spending on research projects, or delay the introduction of new products.

The market for our common stock is volatile

The market price of the shares of Applied Nanotech Holdings, Inc. common stock, like that of the common stock of many emerging technology companies, has fluctuated significantly in recent years and will likely continue to fluctuate in the future.  The prices of securities of emerging technology companies currently rise rapidly in response to certain events, such as announcements concerning product developments, licenses and patents, although the outcome of such events may not be fully determined. It is expected that these reactions will continue in the future. Similarly, prices of such securities may fall rapidly if unfavorable results are encountered in product development or market acceptance.  In the event that Applied Nanotech Holdings, Inc. achieves earnings from the sale of products, securities analysts may begin predicting quarterly earnings.  The failure of our earnings to meet analysts’ expectations could result in a significant rapid decline in the market price of our common stock.  In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many technology companies and which have often been unrelated to the operating performance of those companies.  Such broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the common stock.

We may have future capital needs and the source of that funding is uncertain

We expect to continue to incur substantial expenses for R&D, product testing, and administrative overhead. The majority of R&D expenditures are for the development of our technologies. Some of the proposed products using our technology may not be available for commercial sale or routine use in the immediate future. Commercialization of existing and proposed products that would use our technology may require additional capital in excess of that currently available to us. A shortage of capital could prevent us from achieving profitability for an extended period of time. Because the timing and receipt of revenues from the sale of products using our technology will be tied to the achievement of certain product development, testing, manufacturing and marketing objectives, which cannot be predicted with certainty, there may be substantial fluctuations in our results of operations. If revenues do not increase as rapidly as anticipated, or if product development and testing requires more funding than anticipated, we may be required to curtail our activities and/or seek additional financing from other sources. We may seek additional financing through the offer of debt, equity, or any combination of the two at any time.

We have developed a plan to allow us to maintain operations until we are able to sustain ourselves. We have the existing resources to continue operations for a period through at least the end of the first quarter of 2011. Expected revenues, excluding any new license agreements, will extend that period. Our plan is primarily dependent on raising funds through the licensing of our technology and revenue generated from performing contract research services. We expect to sign significant license and development contracts within the next year, although there is no assurance that this will occur.

Our plan is based on current development plans, current operating plans, the current regulatory environment, historical experience in the development of electronic products and general economic conditions. Changes could occur which would cause certain assumptions on which this plan is based to be no longer valid. Our plan is primarily dependent on increasing revenues, licensing our technology, and raising additional funds through additional debt and equity offerings, only if necessary. If adequate funds were not available from operations or additional sources of financing, we may have to eliminate, or reduce substantially, expenditures for research and development, and testing of our products. We may have to obtain funds through arrangements with other entities that may require us to relinquish rights to certain of our technologies or products. These actions could materially and adversely affect us.

Our Restated Articles of Incorporation and Bylaws may inhibit a takeover

Applied Nanotech Holdings, Inc.’s Restated Articles and Bylaws contain a number of provisions which could make its acquisition by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult, including the following:

●	the Board is authorized to issue series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt;

●
except in limited circumstances, no shares of our preferred stock may be issued or sold to any officer or director of Applied Nanotech Holdings, Inc. or any shareholder owning more than five percent (5%) of Applied Nanotech Holdings, Inc.’s common stock without the affirmative vote of a majority of its disinterested shareholders.

See “Description of Capital Stock- Certain Provisions of the Articles of Incorporation, Bylaws and Texas Law.”

Our Restated Articles and Bylaws limit our directors’ liability and provide for indemnification of directors and officers

Applied Nanotech Holdings, Inc.’s Restated Articles provide that a director will only be liable to Applied Nanotech Holdings, Inc. for the following:

●	breaches of his duty of loyalty to Applied Nanotech Holdings, Inc. and its shareholders,

●	acts or omissions not in good faith or which constitute a breach of duty of a director of Applied Nanotech Holdings, Inc. or involves intentional misconduct or a knowing violation of law,

●	transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

●	acts or omissions for which liability is specifically provided by statute, and

●	acts relating to unlawful stock purchases or payments of dividends.

Thus, Applied Nanotech Holdings, Inc. may be prevented from recovering damages for certain alleged errors or omissions by its directors.

The Bylaws also provide that, under certain circumstances, Applied Nanotech Holdings, Inc. will indemnify its officers and directors for liabilities incurred in connection with their good faith acts.  Such an indemnification payment might deplete our assets.  While Texas law permits a shareholder to bring a derivative action on behalf of a corporation, the law relating to the remedies available to corporate shareholders is constantly changing.  Shareholders who have questions concerning the fiduciary obligations of the officers and directors of Applied Nanotech Holdings, Inc. should consult with independent legal counsel.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Applied Nanotech Holdings, Inc. pursuant to the foregoing provisions, or otherwise, Applied Nanotech Holdings, Inc. has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shares of our common stock are eligible for future sale

As of September 13, 2010, there were 108,843,990 shares of Applied Nanotech Holdings, Inc. common stock outstanding, of which 106,000,240 shares of such common stock were freely tradable without restriction or further registration under the Securities Act by persons other than “affiliates” of Applied Nanotech Holdings, Inc.  As of that date, the remaining shares of Applied Nanotech Holdings, Inc. common stock were deemed “restricted securities,” as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act.  Under Rule 144, persons who have held securities for a period of at least one year may sell a limited amount of such securities without registration under the Securities Act. Rule 144(k) also permits, under certain circumstances, persons who are not affiliates of Applied Nanotech Holdings, Inc., to sell their restricted securities without quantity limitations once they have completed a two-year holding period.

The Registration Statement, of which this Prospectus is a part, pertains to 1,000,000 shares of common stock which are currently “restricted securities” and 8,996,000 shares issuable as the result of convertible notes payable.  In addition to these shares, there are an additional 520,000 shares of common stock which are issuable as the result of convertible notes payable, and a total of 2,160,010 shares of common stock have been reserved for issuance pursuant to our stock option plans.

No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Applied Nanotech Holdings, Inc. common stock for future sales, will have on the market price prevailing from time to time.  Sales of substantial amounts of Applied Nanotech Holdings, Inc. common stock by Applied Nanotech Holdings, Inc. or by shareholders who hold “restricted securities,” or the perception that such sales may occur, could adversely affect prevailing market prices for the common stock.

The price of our common stock could be adversely affected by the sale of stock by selling shareholders. Sales of or offers to sell substantial blocks of common stock currently held by certain shareholders, or the perception by investors, investment professionals or securities analysts of the possibility that such sales may occur could adversely affect the price of and market for the common stock.

Upon registration in accordance with its obligations, the selling shareholders will be permitted to sell up to 9,996,000 shares of common stock and shares to be issued pursuant to convertible notes payable. The shares represent approximately 8.48% of the shares of common stock outstanding on the date hereof. All of these shares are currently saleable under Rule 144, so this registration statement only simplifies the sale process if the holders choose to sell. We will not receive any proceeds from sales of shares held by such selling shareholders.

There are risks associated with forward-looking statements

This prospectus contains some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as “anticipate”, “believe”, “expect”, “estimate”, “project”, “intend”, “plan”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.  From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties.  Many factors mentioned in the following discussion, for example, product development, competition, and the availability of funding,  will be important in determining future results.  Consequently, no forward-looking statement can be guaranteed.  Actual future results may vary materially.

We undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K, and 10-K reports to the SEC.  Also note that we have provided the above cautionary discussion of risks, uncertainties, and possibly inaccurate assumptions relevant to our business.  These are factors that we think could cause our actual results to differ materially from expected and historical results.  Other factors besides those listed above could also adversely affect the Company.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from the sale of the shares of our common stock that are sold.  Pursuant to this prospectus, we will not receive any of the proceeds from the sale of the shares by the selling shareholders.

PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

General

We are registering the shares of common stock on behalf of the Selling Shareholders. Sales of shares may be made by the Selling Shareholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents.  The Selling Shareholders hold shares of Applied Nanotech’s common stock which are currently “restricted securities”.  Sales may be made from time to time on the NASDAQ OTC BB or any other exchange upon which our shares may trade in the future at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices.  The shares may be sold by one or more of, or a combination of, the following:

●	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by such broker-dealer, including resale for its account, pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchases;
●	through options, swaps or derivatives;
●	in privately negotiated transactions;
●	in making short sales or in transactions to cover short sales; and
●	put or call option transactions relating to the shares.

The Selling Shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders may also sell shares of common stock short and deliver shares covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale.  The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the Selling Shareholders.  The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions.  The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The Selling Shareholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.  The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.  The Company has agreed to indemnify each of the Selling Shareholders and each Selling Shareholder has agreed, severally and not jointly, to indemnify the Company against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

Those Selling Shareholders that may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  Resales and reoffers of the shares by the Selling Shareholders must also be accompanied by the delivery of a copy of the prospectus.  Copies of the prospectus shall be delivered to each Selling Shareholder after the registration statement, of which this prospectus is a part, is declared effective, along with a copy of Applied Nanotech’s Form 10-K for the fiscal year ended December 31, 2009.  Each person to whom a prospectus is delivered shall also be provided, without charge, a copy of Nano-Proprietary’s latest Form 10-Q. To the extent required by applicable law, the specific shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus.

Selling Shareholders also may resell all, or a portion, of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

There can be no assurance that the Selling Shareholders will sell any or all of the shares offered by them in this prospectus.  Nano-Proprietary has filed the registration statement, of which this prospectus forms a part, to comply with the exercise by certain Selling Shareholders of demand registration rights granted to such Selling Shareholders, and to comply with certain “piggyback” registration rights granted to other Selling Shareholders.

Upon being notified by a Selling Shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

●	the name of each such Selling Shareholder and of the participating broker-dealer(s);
●	the number of shares involved;
●	the initial price at which the shares were sold;
●	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
●	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
●	other facts material to the transactions.

In addition, we will file a supplement to this prospectus when a Selling Shareholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

Expenses Associated with Registration

We are paying all expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

2010 Private Placement

From December 2009 through August 2010, we issued $2,146,000 of convertible notes payable, convertible into common shares at rates ranging from $0.20 to $0.25 per share. During the same period, we issued 1,352,282 common shares and received $290,000 in proceeds. These shares were issued pursuant to Rule 506 of Regulation D.

Selling Shareholders

This prospectus covers offers of the shares of common stock owned by the Selling Shareholders.  The following table lists the names of the selling shareholders as well as (1) the number of shares of common stock, and (2) the number of shares of common stock underlying convertible notes payable held as of September 13, 2010. Because Applied Nanotech Holdings, Inc. does not know how many shares may be sold by the selling shareholders pursuant to this prospectus, no estimate can be given as to the number of the shares that will be held by the selling shareholders upon termination of this offering. None of the selling shareholders have, or have had within the last three years, any material relationship with us, or any predecessor or affiliate.

SELLING SHAREHOLDERS TABLE

Shareholder	Number of shares of common stock held and offered pursuant to this Prospectus	Number of shares of common stock underlying convertible notes offered pursuant to this Prospectus	Percentage of interests prior to any sales made pursuant to this Prospectus

Jess Turner	1,000,000	-	*
Sandor Capital Master Fund, L.P.	-	1,560,000	1.43
John L. Strauss	-	1,300,000	1.19
Howard Holderness	-	780,000	*
MSB Family Trust	-	780,000	*
John S Lemak, IRA Rollover	-	520,000	*
JSL Kids Partners	-	520,000	*
Jack Reinhart	-	520,000	*
Cal Nickal	-	520,000	*
William R. Stetter	-	260,000	*
John Lindahl	-	260,000	*
James Petcoff	-	260,000	*
Martin Sprock	-	260,000	*
Paul Jorgensen	-	260,000	*
William Mosley	-	260,000	*
Steven B. Rosner	-	260.000	*
Jacque Soptick	-	130,000	*
Mark Wagner	-	130,000	*
Eller Financial Corporation	-	130,000	*
Stephen Scheurer	-	130,000	*
Rudolf Winston, Jr. Investment Trust	-	104,000	*
Ravi Patel	-	52,000	*

TOTAL	1,000,000	8,996,000	8.48%

* Less than 1%

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Applied Nanotech Holdings, Inc. consists of 120,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $1 per share.  The preferred stock may be issued in series; however no shares of preferred stock are currently either issued or outstanding.

There are 108,843,990 shares of common stock issued and outstanding. A total of 2,160,010 shares of common stock are reserved for issuance under Applied Nanotech Holdings, Inc.’s stock option plans. A total of 4,199,142 options are currently outstanding, however 1,966,866 are priced at or above $1.00 and are far out of the money. There is a proposal on the ballot at the Company’s annual meeting on October 5, 2010 to increase the number of authorized common shares to 160,000,000 shares. While we expect this proposal to pass, if it does not, the Company would be required to repurchase shares in the open market to be able to issue shares for all outstanding options.

Common stock

The holders of common stock are entitled to one vote per share, voting with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the shareholders, including the election of directors.  All issued and outstanding shares of common stock are fully paid and nonassessable.  The common stock is currently listed on the OTC Bulletin Board.

Subject to any prior and superior rights of the preferred stock, the holders of common stock are entitled to receive dividends when, and if, declared by the Board of Directors from funds legally available.  Currently, no series of preferred stock has rights that are prior and superior to the common stock with respect to dividends.

In the event of any liquidation, dissolution or winding up of the affairs of Applied Nanotech Holdings, Inc., the holders of the common stock are entitled to receive, pro rata, any assets of the company remaining after payment has been made in full to the holders of any series of preferred stock with a liquidation preference.

Preferred stock

The preferred stock may be issued from time to time in one or more series as may be established and designated from time to time by the Board of Directors by resolution.  The voting powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions of any series of preferred stock shall be as stated in the resolution or resolutions of the Board of Directors that provides for the designation of such series.  With the exception of shares issued pursuant to any duly adopted stock option plan of Applied Nanotech Holdings, Inc., no shares of preferred stock may be issued to any officer or director of Applied Nanotech Holdings, Inc. or any shareholder who directly or indirectly owns greater than five percent (5%) of the issued and outstanding voting stock of Applied Nanotech Holdings, Inc. or any affiliate of such persons, without the affirmative vote of a majority in interest of the disinterested shareholders.  Under the Texas Organization Code, each series of preferred stock is entitled to vote as a class with respect to a proposed amendment to Applied Nanotech Holdings, Inc.’s Restated Articles of Incorporation in certain circumstances.  As of September 13, 2010, there is no preferred stock of Applied Nanotech Holdings, Inc. outstanding.

Shares Eligible for Future Sale

As of September 13, 2010, there were 108,843,990 shares of common stock outstanding, of which 106,000,240 shares of common stock were freely tradable without restriction or further registration under the Securities Act by persons other than “affiliates” of the Company.  As of that date, the remaining shares of common stock were deemed “restricted securities,” as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act.  Under Rule 144, persons who have held securities for a period of at least six months may sell a limited amount of such securities without registration under the Securities Act.  Rule 144 also permits, under certain circumstances, persons who are not affiliates of Applied Nanotech Holdings, Inc., to sell their restricted securities without quantity limitations once they have completed a one-year holding period.

The Registration Statement, of which this prospectus is a part, pertains to 1,000,000 shares of common stock which are currently “restricted securities” and 8,996,000 of common shares issuable upon conversion of convertible notes payable.

In addition to the shares of common stock which are outstanding as of September 13, 2010, 2,160,010 shares of common stock have been reserved for issuance pursuant to Applied Nanotech Holdings, Inc.’s stock option plans.

No prediction can be made as to the effect, if any, that future sales, or the availability of shares of common stock for future sales, will have on the market price prevailing from time to time.  Sales of substantial amounts of common stock by Applied Nanotech Holdings, Inc. or by shareholders who hold “restricted securities,” or the perception that such sales may occur, could adversely affect prevailing market prices for the common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

Certain Provisions of the Articles of Incorporation, Bylaws and Texas Law

Applied Nanotech Holdings, Inc.’s Restated Articles currently contain provisions which could be considered to have anti-takeover effects.  First, the authorized and unissued shares of Applied Nanotech Holdings, Inc.’s preferred stock and common stock could be used by incumbent management to make more difficult and thereby discourage an attempt to acquire control of Applied Nanotech Holdings, Inc., even though some shareholders may deem such an acquisition desirable.  For example, the shares of unissued preferred stock and unissued common stock could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid.  The issuance of the unissued preferred stock with voting rights and/or the unissued common stock could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations, or alter, amend, or replace provisions in Applied Nanotech Holdings, Inc.’s Restated Articles.  To the extent that it impedes any such attempt, the unissued preferred stock and unissued common stock may serve to perpetuate current management.  From time to time, Applied Nanotech Holdings, Inc. evaluates potential transactions and acquisitions, which if consummated, may require the issuance of the unissued preferred stock or unissued common stock.

Applied Nanotech Holdings, Inc.’s Restated Articles also contain a provision which states that, with the sole exception of shares issued pursuant to the duly adopted stock option plans, no shares of Applied Nanotech Holdings, Inc.’s preferred stock shall be issued or sold to any officer or director of Applied Nanotech Holdings, Inc., or any shareholder who directly or indirectly owns more than five percent (5%) of the issued and outstanding voting stock of Applied Nanotech Holdings, Inc., or any affiliate of such a person, without the affirmative vote of a majority in interest of the disinterested shareholders of Applied Nanotech Holdings, Inc..

Applied Nanotech Holdings, Inc. shall not be obligated to deliver notices or offer voting stock for sale pursuant to these provisions in respect of the following issuances of voting stock: (a) pursuant to employee, director or consultant stock option, purchase, bonus, exchange or other such plans or upon the exercise of options or other rights granted there under, and (b) in connection with transactions in which shares of voting stock are issued to security holders of a company being acquired by Applied Nanotech Holdings, Inc. or to a company some or all of whose assets are being acquired by Applied Nanotech Holdings, Inc..

The Restated Articles limit the liability of directors of Applied Nanotech Holdings, Inc. in their capacity as directors. Specifically, the directors of Applied Nanotech Holdings, Inc. will not be liable to Applied Nanotech Holdings, Inc. or its shareholders for monetary damages for an act or omission in a director’s capacity as a director, except for liability for the following:

●	for any breach of the director’s duty of loyalty to Applied Nanotech Holdings, Inc. or its shareholders,

●
for any act or omission not in good faith which constitutes a breach of duty of the director to Applied Nanotech Holdings, Inc. or acts or omissions which involve intentional misconduct or a knowing violation of the law,

●	for transactions from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

●	for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or

●	for acts related to an unlawful stock repurchase or payment of a dividend.

The overall effect of the provisions in Applied Nanotech Holdings, Inc.’s current Restated Articles described above would be to make more difficult or discourage a merger, tender, offer or proxy contest, even if such transaction or occurrence generally is favorable to the interests of the shareholders, or they may delay or frustrate the assumption of control by a holder of a large block of Applied Nanotech Holdings, Inc.’s securities and the removal of incumbent management, even if such removal may be beneficial to the shareholders.

EXPERTS

The consolidated balance sheets as of December 31, 2009 and 2008 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, of Padgett, Stratemann & Co. L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL OPINIONS

Legal matters in connection with the common stock offered hereby have been passed upon for the Company by Donald T. Locke, Esq. Mr. Locke will opine that the shares of common stock held by the selling shareholders and (2) the shares of common stock underlying the convertible notes, when such shares are duly delivered against payment as provided in the warrants, shall all be validly issued, fully paid, and nonassessable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 that we filed with the Commission.  This prospectus does not contain all of the information in the Registration Statement.  The Registration Statement contains more information than this prospectus regarding Applied Nanotech Holdings, Inc. and its common stock, including exhibits and schedules.  You can get a copy of the Registration Statement from the SEC at the address below or from its Internet site.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy the documents we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.A., Judiciary Plaza, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room.  You can request copies of these documents upon payment of a duplicating fee by writing to the SEC at the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.  The Commission also maintains a Web site that contains information regarding registrants at http:\\www.sec.gov. Copies of our public filings are also available on our website at http:\\www.nano-proprietary.com

Applied Nanotech Holdings, Inc.’s common stock is included in the OTC Bulletin Board under the symbol “APNT”.  Reports, proxy statements, and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, 3rd Floor, Washington, D.C. 20006 or obtained by calling the NASDAQ Public Reference Room Disclosure Group at 1-800-638-8241.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate” into this prospectus information we file with the Commission in other documents.  This means we can disclose important information to you by referring to other documents which we have filed that contain that information.  The following documents, which have been filed by Applied Nanotech Holdings, Inc. with the Commission pursuant to the Exchange Act (File No. 1-11602), are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

(1)	Applied Nanotech Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(2)	Applied Nanotech Holdings, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

(3)	Applied Nanotech Holdings, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010;

(4)	Applied Nanotech Holdings, Inc.’s Current Report on Form 8-K (Item 8.01 and 9.01) as filed July 14, 2010.

(5)
The description of Applied Nanotech Holdings, Inc.’s common stock which is contained in its Registration Statement on Form 8-A filed on November 19, 1992, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

You may request a copy of the documents incorporated by reference at no cost.  Requests for copies should be directed in writing or by telephone to:

Applied Nanotech Holdings, Inc., 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758
Attention: Corporate Secretary, (Telephone: (512) 339-5020)

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATON
FOR SECURITIES ACT LIABILITY

Sections 8.101 -8.103 of the Texas Organization Code and Article VIII of Applied Nanotech Holdings, Inc.’s Bylaws provide it with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, Applied Nanotech Holdings, Inc. has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors.

Additionally, Article Seven(C) of the Restated Articles, provides that a director of Applied Nanotech Holdings, Inc. is not liable to the company or its shareholders for monetary damages for any act or omission in the director’s capacity as director, except that Article Seven(C) does not eliminate or limit the liability of a director for:

●	breaches of his duty of loyalty to Applied Nanotech Holdings, Inc. and its shareholders;

●	acts or omissions not in good faith or which constitute a breach of duty of a director or involve intentional misconduct or a knowing violation of law;

●	transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

●	acts or omissions for which liability is specifically provided by statute; and

●	acts relating to unlawful stock purchases or payments of dividends.

Article Seven(C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Seven(C) shall not adversely affect any right of protection of a director existing at the time of the repeal or modification.

The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue

		APPLIED NANOTECH HOLDINGS, INC.
You should rely only on the information contained in this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of Applied Nanotech Holdings, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or of any sale of the shares.
		1,000,000 shares of Common Stock (par value $.001 per share) 8,996,000 shares of Common Stock underlying Convertible Notes Payable

___________________		PROSPECTUS September __, 2010

Table of Contents
	Page
Summary	3
Risk factors	5
Use of proceeds	13
Plan of distribution and selling shareholders	13
Selling Shareholders table	15
Description of capital stock	16
Experts	19
Legal Opinions	19
Where you can find more information	19
Documents incorporated by reference	20
Disclosure of Commission Position on Indemnification for Securities Act Liability	21

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The estimated fees and expenses payable in connection with this offering, all of which are payable by Applied Nanotech Holdings, Inc., are as follows:

Securities and Exchange Commission registration fee	$200.00
Printing and edgarization expenses	$500.00
Legal fees and expenses	$2,500.00
Accounting fees and expenses	$2,500.00
Miscellaneous	$300.00

Total	$6,000.00

Item 14.                      Indemnification of Directors and Officers

Sections 8.101 – 8.103 of the Texas Organization Code and Article VIII of Applied Nanotech Holdings, Inc.’s Bylaws provide it with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes.  Pursuant to such statutory and Bylaw provisions, Applied Nanotech Holdings, Inc. has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors.  See “Item 17.  Undertakings” for a description of the Securities and Exchange Commission’s position regarding such indemnification provisions.

Additionally, Article Seven (C) of the Restated Articles, provides that a director of Applied Nanotech Holdings, Inc. is not liable to the company or its shareholders for monetary damages for any act or omission in the director’s capacity as director, except that Article Seven (C) does not eliminate or limit the liability of a director for:

●	breaches of his duty of loyalty to Applied Nanotech Holdings, Inc. and its shareholders;

●	acts or omissions not in good faith or which constitute a breach of duty of a director or involve intentional misconduct or a knowing violation of law;

●	transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

●	acts or omissions for which liability is specifically provided by statute; and

●	acts relating to unlawful stock purchases or payments of dividends.

Article Seven(C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders.  Any repeal or modification of Article Seven(C) shall not adversely affect any right of protection of a director existing at the time of the repeal or modification.

The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

Item 15.                      Recent Sales of Unregistered Securities (Last 3 Years)

Shareholder	Shares
Jess Turner	1,000,000
Kelly Kordzik	352,657

Item 16.                      Exhibits and Financial Statement Schedules

See Index to Exhibits–on page II - 7 for a descriptive response to this item.

Item 17.                      Undertakings

(a)	The undersigned registrant hereby takes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                  (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on behalf of the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on September 17, 2010.

APPLIED NANOTECH HOLDINGS, INC.

By:	/s/ Douglas P. Baker
Douglas P. Baker
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas P. Baker Douglas P. Baker	Chief Executive Officer, Chief Financial Officer, and Director (Principal Executive Officer)	September 17, 2010

/s/ Dr. Zvi Yaniv Dr. Zvi Yaniv	President, Chief Operating Officer and Director	September 17, 2010

Robert Ronstadt*
Ronald J. Berman*
Paul F. Rocheleau*
Howard Westerman*
Tracy Bramlett*
Clinton J. Everton*

*By   /s/ Douglas P. Baker
Pursuant to Power of Attorney

INDEX TO EXHIBITS

The exhibits indicated by an asterisk (*) are incorporated by reference from previous filings with the Commission.

Exhibit Number	Description of Exhibit

4.1*	Form of Certificate for shares of the Company’s common stock (Exhibit 4.1 to the Company’s Registration Statement on Form SB-2 (No. 33-51466-FW) dated January 7, 1993).

4.2*
Form of Regulation D Subscription agreement by and between the Company and the participants of private placements (Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.)

4.3*	Form of Convertible Note by and between the Company and the participants of the Convertible Note Offering (Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009)

5.1	Opinion of Donald T. Locke, Esq. as to certain legal aspects of the offering.

23.1	Consent of Donald T. Locke, Esq. (included in Exhibit 5.1).

23.2	Consent of Padgett, Stratemann & Co., L.L.P.

24	Powers of Attorney